Exhibit 7.1

Computation of Ratio of Earnings to Fixed Charges

(i)	Excluding interest on retail deposits

	Six months ended June 30		Year ended December 31

	2018	2017	2016	2015	2014
	£m	£m	£m	£m	£m

Profit on continuing operations before tax	903	1,814	1,914	1,342	1,399
Fixed charges: interest expense (B) (1)	574	919	1,076	1,146	1,291
Preference security dividend requirements of consolidated subsidiaries	(18)	(37)	(30)	(23)	(40)
Earnings before taxes and fixed charges (A)	1,459	2,696	2,960	2,465	2,650

Ratio of earnings to fixed charges (A/B)	254	293	275	215	205

(ii)	Including interest on retail deposits

	Six months ended June 30		Year ended December 31

	2018	2017	2016	2015	2014
	£m	£m	£m	£m	£m

Profit on continuing operations before tax	903	1,814	1,914	1,342	1,399
Fixed charges: interest expense (B) (1)	1,190	2,102	2,885	3,120	3,363
Preference security dividend requirements of consolidated subsidiaries	(18)	(37)	(30)	(23)	(40)
Earnings before taxes and fixed charges (A)	2,075	3,879	4,769	4,439	4,722

Ratio of earnings to fixed charges (A/B)	174	185	165	142	140

Note

(1)	Includes the amortisation of discounts and premiums on debt securities in issue.